Exhibit 99.1

Contact: Michael Cimini

The IGB Group

212-477-8261

Marathon Acquisition Corp. Announces Revised Agreement to Acquire

Global Ship Lease

Improved Valuation and Higher Charter Rates Lead to Dividend Increase

Company to Hold Conference Call to Discuss Transaction

NEW YORK, July 24, 2008 – Marathon Acquisition Corp. (AMEX: MAQ.U and MAQ, and OTCBB: MAQ.WS) announced that it has entered into an amendment to the Agreement and Plan of Merger for its previously announced merger with Global Ship Lease, Inc., a rapidly growing containership charter owner and the twentieth largest in the industry. Global Ship Lease is currently a subsidiary of CMA CGM of France, the world’s third largest container shipping company. The special meeting of stockholders relating to the proposed merger has been rescheduled to August 12, 2008 at 10:00 a.m. ET and will be held at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, 22nd Floor, New York, New York. The warrant consent solicitation has also been extended and will expire at 5:00 p.m. on August 7, 2008 (or an earlier time and date if consents from holders with respect to at least a majority of the issued and outstanding warrants are received). The record date for the special meeting and the warrant consent solicitation will remain the close of business on July 7, 2008. Marathon plans to file with the Securities and Exchange Commission and mail to its stockholders and warrantholders a supplement to the joint proxy statement/prospectus, which has previously been mailed to the Marathon stockholders and warrantholders, describing the amendment to the Agreement and Plan of Merger.

Michael Gross, Chairman and Chief Executive Officer of Marathon, commented, “The revised merger agreement provides a compelling opportunity for current and prospective shareholders to benefit from the sustainable, positive long-term fundamentals in the container shipping industry. The improved valuation of the transaction combined with increased charter rates for the company’s fleet has resulted in an increase in the dividend to $0.92 per share per annum from $0.72, in addition to a starting dividend of $0.23 per share and higher dividend coverage. With an experienced management team and considerable financial strength, Global Ship Lease is well positioned to meet its expansion objectives as it takes advantage of the industry’s long-term growth as well as strong demand for chartering modern vessels compared to direct ownership.”

In the revised agreement, holders of Marathon common stock will continue to receive one Class A common share for each share of Marathon common stock. However, the amendment provides for the following modifications to the transaction:

•

The charter rates payable by CMA CGM for the 17 vessel initial and contracted fleet will be increased approximately $7.8 million per year in addition to the prior agreed increase of $3.6 million per year. This increase results in an approximately 8% increase in run-rate EBITDA.

•

The consideration paid to CMA CGM will decrease by approximately 1.07 million Class A common shares and 1.07 million Class B subordinated shares, for a total purchase price reduction of approximately 2.13 million shares, or approximately 8.5% of its stock consideration.

•

Marathon Founders, LLC and other initial stockholders of Marathon have agreed to forfeit approximately 3.06 million, or approximately 33%, of the sponsor shares. The shares will be cancelled equally between Class A common shares and Class B subordinated shares.

•	CMA CGM will receive $48 million in preferred shares with a dividend of 3 month LIBOR + 2.00% and a maturity of three years in lieu of $48 million in cash that was previously to be paid to it.

In exchange for the concessions above, CMA CGM will receive warrants to acquire approximately 3.13 million Class A common shares and Marathon Founders, LLC and other initial stockholders of Marathon will receive warrants to acquire an aggregate of approximately 3.06 million Class A common shares. The warrants will have a strike price of $9.25 and expire on September 1, 2013.

The company intends to use the additional $48 million in cash that it is retaining to purchase shares of common stock of Marathon at the closing or Class A common shares after the closing to reduce the number of Class A common shares outstanding.

As a result of the positive fundamental changes to the transaction structure, the initial base dividend payable on the Class A common shares from third quarter 2008 will increase to $0.23 per quarter and $0.92 per share per year. Global Ship Lease plans to increase the previously announced starting dividend on its Class A common shares to be declared shortly after the closing of the proposed merger to $0.23 per share from $0.18 per share. The starting dividend will be declared within ten days of the merger close, and will be payable in late August or early September. The increased contracted revenue and lower share count will enable Global Ship Lease to support the higher dividend. The implied dividend yield is 11.62%1.

Commenting on Global Ship Lease’s prospects, Ian Webber, Chief Executive Officer, stated, “With a secured revenue stream, Global Ship Lease is in a strong position to provide shareholders with stable earnings and dividends, as we pursue growth opportunities. Complementing the company’s 80% built-in fleet capacity growth by Q3 2009, we remain committed to further expand the company’s fleet and diversify our customer base. Specifically, we intend to draw upon our $800 million credit facility and cash proceeds from warrant exercises as we actively concentrate on doubling our asset base over the next 12 to 18 months. In pursuing this important objective, we are committed to employing a disciplined acquisition approach and only entering into transactions that offer attractive returns for shareholders and enable the company to grow its long-term distributable cash flow.”

[1]	Based on the estimated $7.92 trust value per share as of June 30, 2008 and an initial annual dividend of $0.92 for Class A common shares.

Investor Conference Call

Global Ship Lease and Marathon will host a conference call on Thursday, July 24, 2008 at 11:00 a.m. Eastern Time (ET). The call will be open to the public. All interested parties who would like to listen to the call should dial 800-768-6569 (within the U.S.) or 785-830-7992 (outside the U.S.) 10 minutes prior to the scheduled start of the call. The live conference call will also be available on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=132349. For those unable to listen to the live broadcast, a replay will be available through August 7, 2008 by dialing 888-203-1112 (within the U.S.) or 719-457-0820 (outside the U.S.) approximately two hours after the event (replay participant passcode: 4239198). A replay of the webcast will also be available through August 7, 2008.

About Marathon

Marathon Acquisition Corp. is a “blank check” company formed to acquire, through a merger, capital stock exchange, asset acquisition or similar business combination, one or more businesses. In August 2006, Marathon through its initial public offering raised net of fees and expenses, approximately $308.8 million which included $5.5 million in a private placement of sponsor warrants that were deposited into a trust account. Marathon has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.

About Global Ship Lease

Global Ship Lease is a rapidly growing containership charter owner and is currently a subsidiary of CMA CGM of France, the world’s third largest container shipping company. Incorporated in the Marshall Islands, Global Ship Lease commenced operations in December 2007 with a business of owning and chartering out containerships under long-term, fixed rate charters to container liner companies. Global Ship Lease currently owns 12 vessels and has contracts in place to purchase an additional five vessels for $436 million from CMA CGM. Once all of the contracted vessels have been delivered, Global Ship Lease will have a fleet of 17 containerships, with total capacity of 66,297 TEU and a weighted average age of 5.5 years. All of the contracted vessels are under long-term charters to CMA CGM with an average remaining charter term of approximately 11 years.

Important Legal Information

In connection with the its previously announced merger with Global Ship Lease and the required stockholder approval and warrantholder consent, Marathon has filed with the U.S. Securities and Exchange Commission (i) a Registration Statement on Form F-4 containing a joint proxy statement/prospectus and (ii) other documents regarding the proposed transaction. The joint proxy statement/prospectus and a form of proxy have been mailed to the stockholders and warrantholders of Marathon, seeking their approval of the transaction. Before making any voting decision, Marathon’s stockholders are urged to read the joint proxy statement/prospectus regarding the merger carefully and in its entirety because it contains important information about the proposed merger. Marathon’s stockholders and warrantholders may obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents filed with the U.S. Securities and Exchange Commission from the Commission’s website at http://www.sec.gov.

Marathon’s stockholders and warrantholders may also obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents by directing a request by mail to Michael Gross at Marathon Acquisition Corp., 500 Park Avenue, 5th Floor, New York, New York 10022 or by telephone at (212) 993-1670.

Marathon and its directors and officers may be deemed to be participants in the solicitation of proxies from Marathon’s stockholders with respect to the proposed merger. Information about Marathon’s directors and executive officers and their ownership of Marathon’s common stock is set forth in Marathon’s annual report on Form 10-K for the fiscal year ended December 31, 2007. Stockholders may obtain additional information regarding the interests of Marathon and its directors and executive officers in the merger, which may be different than those of Marathon’s stockholders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the proposed merger.

Safe Harbor Statement

This communication contains forward-looking statements. Forward-looking statements provide Marathon’s current expectations or forecasts of future events. Forward-looking statements include statements about Marathon’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expectations regarding the strength of the future growth of the shipping industry, including the rate of annual demand growth in the international containership industry;

•	future payments of dividends and the availability of cash for payment of dividends;

•	Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking (beyond the disclosed reserve), survey requirements and insurance costs;

•	general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

•	Global Ship Lease’s ability to repay its credit facility and operate using the available funds under its credit facility;

•	assumptions regarding interest rates and inflation;

•	change in the rate of growth of global and various regional economies;

•	risks incidental to vessel operation, including discharge of pollutants and vessel collisions;

•

Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside sources) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve Global Ship Lease’s capital base;

•	ability to effect an acquisition and to meet target returns;

•	Global Ship Lease’s expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of its ships;

•	Global Ship Lease’s continued ability to enter into long-term, fixed-rate charters;

•	Global Ship Lease’s ability to capitalize on its management team’s and board of directors’ relationships and reputations in the containership industry to its advantage;

•	changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities;

•	expectations about the availability of insurance on commercially reasonable terms;

•	unanticipated changes in laws and regulations;

•	potential liability from future litigation; and

•	other factors discussed in the section entitled “Risk Factors” in the joint proxy statement/prospectus.

Marathon’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in the joint proxy statement/prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this communication. Marathon undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this communication or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Marathon describes in the reports it will file from time to time with the Securities and Exchange Commission after the date of this communication.

5